Exhibit 23.1

AXIS CAPITAL HOLDINGS LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234783 on Form S-3 and Registration Statement Nos. 333-181433, 333-159275, 333-217786 and 333-256010 on Form S-8 of our reports dated February 25, 2022, relating to the financial statements of AXIS Capital Holdings Limited and the effectiveness of the AXIS Capital Holdings Limited’s internal control over financial reporting appearing in this Annual Report on Form 10-K of AXIS Capital Holdings Limited for the year ended December 31, 2021.

/s/ Deloitte Ltd.
Hamilton, Bermuda
February 25, 2022